EXHIBIT 21


                   SUBSIDIARIES OF ELJER INDUSTRIES, INC.


                                                   Percentage   State/Country of
                                                    Ownership     Incorporation
                                                   -----------  ----------------

Design Plus, Inc. <F1>                                 100%       Pennsylvania

Eljer FSC Ltd.                                         100%       Virgin Islands

Eljer Industries Limited                               100%       United Kingdom

Eljer Manufacturing Canada, Inc. <F1>                  100%       Canada

Eljer Manufacturing, Inc.                              100%       Delaware

Eljer Plumbingware (1)                                 100%       Delaware

Eljer Services Corp.                                   100%       Delaware

GlasTec, Inc. (1)                                      100%       Delaware

Industrias Eljer de Mexico, S.A. de C.V. <F1>          100%       Mexico

Selkirk Canada U.S.A., Inc.                            100%       Delaware

Selkirk Europe U.S.A., Inc.                            100%       Delaware

Selkirk Manufacturing France S.A.R.L. <F2>           99.95%       France

Selkirk Manufacturing Limited <F1>                     100%       United Kingdom

Selkirk Schornsteintechnik GmbH <F1>                   100%       Germany

Selkirk S.R.L. <F1>                                    100%       Italy

Selkirk UK, U.S.A. No. 1, Inc.                         100%       Delaware

Selkirk/Dry, Inc. <F1>                                 100%       Delaware

United States Brass Corporation <F1>                   100%       Delaware

<F1>      Indirect, wholly-owned subsidiary of Eljer Industries, Inc.
<F2>      99.95% indirectly owned subsidiary of Eljer Industries, Inc.


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